Exhibit 99.1

Jewett-Cameron announces adoption of Advance Notice Policy

North Plains, Oregon May 16, 2023 - Jewett-Cameron Trading Company Ltd. (the "Company") (NASDAQ: JCTCF) announces that its Board of Directors has adopted an Advance Notice Policy for the Company (the "Advance Notice Policy").

The Company believes in strong corporate governance for the benefit and protection of its shareholders. The purpose of the Advance Notice Policy is to provide shareholders, directors and management with a precise framework for advance notice of nominations of directors by its shareholders. Among other things, the Advance Notice Policy fixes a deadline by which shareholders must submit nominations to the Company before any annual or special meeting of the shareholders, and sets forth the minimum information that a shareholder must include in such notice.

In the case of an annual general meeting of its shareholders, notice to the Company must be made not less than 30 days and no more than 65 days before the date of the meeting; provided, however, in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the meeting date was made, notice may be made not later than the close of business on the 10th day following such public announcement.

In the case of a special meeting of its shareholders (which is not also an annual meeting), notice to the Company must be made not later than the close of business on the 15th day following the day on which the first public announcement of the meeting date was made.

The Advance Notice Policy is effective immediately, and the Company's common shareholders will be asked to approve the Advance Notice Policy at the next meeting of shareholders, as required by corporate law. The full text of the Advance Notice Policy can be viewed under the Company's online SEDAR profile at www.sedar.com.

On Behalf of the Board of Directors

“Chad Summers”, Chief Executive Officer

Jewett-Cameron Trading Company Ltd.

chad@jewettcameron.com

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Company’s business consists of the manufacturing and distribution of patented and patent pending specialty metal products, wholesale distribution of wood products, and seed processing and sales. The Company’s brands include Lucky Dog®, for pet products; Adjust-A-Gate™, Fit-Right®, Perimeter Patrol®, Infinity Euro Fence, and Lifetime Post™ for gates and fencing; and Early Start, Spring Gardner™, Greenline®, and Weatherguard for greenhouses. Additional information about the Company and its products can be found the Company’s website at www.jewettcameron.com

This document contains certain forward looking statements which involve known and unknown risks, delays, and uncertainties not under the corporations control which may cause actual results, performance or achievements of the corporation’s to be materially different from the results, performance or expectation implied by these forward looking statements. Certain statements set out in this News Release constitute forward-looking statements. Forward-looking statements (i) are often, but not always, identified by the use of words such as “expect”, “may”, “could”, “anticipate”, or “will”, and similar expressions; (ii) are subject to a variety of known and unknown risks and uncertainties and other factors that could cause actual events or outcomes to differ materially from those anticipated or implied by such forward-looking statements.